Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369
Stewart.Lindsay@Bunge.com

CORRECTION TO SUPPLEMENTAL INFORMATION

WHITE PLAINS, N.Y., February 7, 2008 — The following tables correct certain supplemental information included in the Additional Financial Information section of Bunge Limited’s (NYSE: BG) fourth quarter 2007 earnings press release, issued this morning.  The correction does not affect 2006 or 2007 reported financial results.

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment operating profit, income from operations before income tax, net income and earnings per share for the quarter and year ended December 31, 2007 and 2006.

(In millions, except per share data)	Total Segment Operating Profit			Income From Operations Before Income Tax			Net Income		Earnings Per Share Diluted
Quarter Ended December 31:	2007	2006		2007	2006		2007	2006	2007	2006
Impairment and restructuring charges (1)	$(67)	$	−	$(67)	$	−	$(51)	$–	$(0.38)	$–
Value-added tax provision (2)	(50)		−	(50)		−	(22)	–	(0.16)	–
Gain on sale of investments (3)	22		−	22		−	15	–	0.11	–
Impairment and restructuring charges in affiliates (4)	–		–	–		–	–	(13)	–	(0.10)
Reversal of income tax valuation allowances due to settlement of tax audits (5)	–		–	–		–	–	58	–	0.47
Reversal of social contribution/ transactional tax provision (6)	−		6	–		6	–	2	–	0.02
Gain on sale of assets	–		–	–		31	–	29	–	0.23
Total	$(95)		$6	$(95)		$37	$(58)	$76	$(0.43)	$0.62

(In millions, except per share data)	Total Segment Operating Profit		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Year Ended December 31:	2007	2006	2007	2006	2007	2006	2007	2006
Impairment and restructuring charges (1)	$(78)	$(24)	$(78)	$(24)	$(59)	$(16)	$(0.45)	$(0.13)
Value-added tax provision (2)	(50)	–	(50)	–	(22)	–	(0.17)	–
Gain on sale of investments (3)	22	–	22	–	15	–	0.11	–
Impairment and restructuring charges in affiliates(4)	–	–	–	–	–	(13)	–	(0.11)
Reversal of income tax valuation allowances due to settlement of tax audits (5)	–	–	–	–	–	58	–	0.48
Reversal of social contribution/ transactional tax provision (6)	−	18	−	18	−	8	−	0.07
Tax benefit reversal on U.S. foreign sales (7)	–	–	–	–	–	(21)	–	(0.17)
Litigation settlement (8)	−	6	–	6	–	4	–	0.03
Gain on sale of assets	–	–	–	31	–	29	–	0.24
Total	$(106)	$–	$(106)	$31	$(66)	$49	$(0.51)	$0.41

(1)	Impairment and restructuring pretax charges in the quarter ended December 31, 2007 consisted of $25 million in the agribusiness segment, $29 million in the edible oil products segment, and $13 million in the milling products segment. Impairment and restructuring pretax charges in the year ended December 31, 2007 consisted of $30 million in the agribusiness segment, $35 million in the edible oil products segment and $13 million in the milling products segment. The impairment and restructuring charges for the quarter and year ended December 31, 2007 were recorded in cost of goods sold, other than $11 million of the edible oil products segment total, which was recorded in selling general and administrative expenses. Impairment and restructuring charges in the year ended December 31, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

(2)
Value-added-tax provision of $50 million in the quarter and year ended December 31, 2007 in the fertilizer segment resulted from a recent change in tax laws in several Brazilian states that will take effect in 2008, which will make the recoverability of these taxes uncertain.

(3)	Gain on sale of investments of $22 million recorded in other income (expense)-net in the quarter and year ended December 31, 2007 resulted from a sale of investment securities.

(4)
In the quarter and year ended December 31, 2006, Bunge’s equity in earnings of Solae, an unconsolidated joint venture, included impairment and restructuring charges, net of income tax benefit of $20 million. In addition, a tax credit of $7 million was included in income tax benefit.

(5)
In the quarter and year ended December 31, 2006, Bunge recorded a $58 million net credit, which consists of a $72 million income tax valuation allowance reversal due to a favorable settlement of tax audits offset in part by a $14 million income tax contingency in Europe.

(6)
In the quarter and year ended December 31, 2006, Bunge received a favorable final ruling from the Brazilian tax court related to social contribution taxes improperly levied in prior years.  As a result, Bunge’s Brazilian fertilizer subsidiaries affected by this ruling reversed their provision related to this tax.  The effect on net income is net of minority interest.

(7)
In the year ended December 31, 2006, Bunge recorded a charge of $21 million to income tax expense, which represented a correction of certain tax benefits recognized from 2001 to 2005 related to income tax incentives under the Foreign Sales Corporation/Extraterritorial Income Exclusion provisions of the U.S. Internal Revenue Code.

(8)
In the year ended December 31, 2006, Bunge received a payment of $6 million in partial settlement of its litigation in Brazil against Centrais Elétricias Brasileiras S.A. (Eletrobrás), of which $4 million was recognized in the agribusiness segment and $2 million in the edible oil products segment.

About Bunge

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers, and supplies raw materials and services to the biofuels industry.

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